August 2007	Amendment No. 1 filed pursuant to Rule 433 dated August 7, 2007
Relating to Preliminary Pricing Supplement No. 352 dated August 3, 2007 to Registration Statement No. 333-131266
Structured Investments
Opportunities in Equities
 a ing
Outperformance Securities Due September   , 2008
Based on the Performance of the NASDAQ 100 Index® Relative to the S&P 500® Index
Outperformance Securities provide the opportunity to gain capped leveraged exposure to the relative outperformance of one index over another. If the selected index has outperformed the other index, investors will receive the stated principal amount of their investment plus a capped leveraged amount based on the relative outperformance.  If the selected index has underperformed the other index the investor will lose 3% for every 1% of relative underperformance.  The Outperformance Securities offer only 50% principal protection.
SUMMARY TERMS
Issuer:	Morgan Stanley
Original issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Pricing date:	August , 2007
Issue date:	August , 2007 (5 business days after the pricing date)
Maturity date:	September , 2008, subject to postponement for market disruption events
NDX Index:	NASDAQ-100 Index®
SPX Index:	S&P 500® Index
Payment at maturity:
The product of (i) $1,000 times (ii) 1 plus (x) the outperformance return times (y) the participation rate, subject to the maximum and minimum payment
If the NDX Index underperforms the SPX Index, the payment at maturity will be an amount less than the stated principal amount of each security based on 300% of that underperformance, subject to the minimum payment at maturity.

Maximum payment at maturity:	$1,210 to $1,225 (121% to 122.5% of the stated principal amount), as determined on the pricing date
Minimum payment at maturity:	$500 (50% of the stated principal amount)
Participation rate:	300%
Outperformance return:
The NDX Index return less the SPX Index return
¡  If the NDX Index outperforms the SPX Index, the outperformance return will be positive
¡  If the NDX Index underperforms the SPX Index, the outperformance return will be negative

NDX Index return:	NDX Index final value – NDX Index initial value NDX Index initial value
SPX Index return:	SPX Index final value – SPX Index initial value SPX Index initial value
NDX Index initial value:	The closing value of the NDX Index as reported on Bloomberg under ticker symbol “NDX” on the pricing date
NDX Index final value:	The closing value of the NDX Index as reported on Bloomberg under ticker symbol “NDX” on the valuation date
SPX Index initial value:	The closing value of the SPX Index as reported on Bloomberg under ticker symbol “SPX” on the pricing date
SPX Index final value:	The closing value of the SPX Index as reported on Bloomberg under ticker symbol “SPX” on the valuation date
Valuation date:	September , 2008, subject to postponement for market disruption events
CUSIP:	617446Q36
Listing:	The securities will not be listed on any securities exchange.
Minimum ticketing size:	10 securities
Agent:	Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to Public	Agent’s Commissions(1)	Proceeds to Company
	Per security:	$1,000	$15	$985
Total:
(1) For additional information, see “Plan of Distribution” in the accompanying prospectus supplement.
YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.
Preliminary Pricing Supplement dated August 3, 2007 Prospectus Supplement dated July 24, 2007 Prospectus dated January 25, 2006
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Outperformance Securities Due September , 2008 Based on the Performance of the NASDAQ-100 Index® Relative to the S&P 500® Index

Investment Overview

Outperformance Securities
The Outperformance Securities (the “securities”) will not pay any interest and provide protection of only 50% of your principal amount at maturity. Instead, the securities may pay a capped 300% leveraged return based on the positive difference, if any, between the percentage performance of the NDX Index relative to the percentage performance of the SPX Index.  The securities are only 50% principal protected.  If the NDX Index underperforms the SPX Index, the securities will pay an amount which will be less than the stated principal amount based on a 3% loss of principal for each 1% of underperformance, subject to the minimum payment at maturity.  Accordingly, your exposure to any underperformance is leveraged in same way as your exposure to any outperformance.  The Outperformance Securities are based on relative performance.  Consequently, you will earn a positive return if both indices go downward over the term of the securities as long as the NDX Index has decreased less than the SPX Index.  Similarly, you may earn a negative return even if both indices go up over the term of the securities, if the NDX Index has increased less than the SPX Index.

Index Overview

NDX Index
The NASDAQ-100 Index is a modified capitalization-weighted index of 100 of the largest non-financial companies listed on The NASDAQ Stock Market LLC.  The NASDAQ-100 Index constitutes a broadly diversified segment of the largest securities listed on The NASDAQ Stock Market LLC and includes companies across a variety of major industry groups.

SPX Index
The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s® Corporation, consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.

Information as of market close on August 2, 2007:

NDX Index		SPX Index
Ticker:	NDX	Ticker:	SPX
Current Index Closing Price:	1,966.60	Current Index Closing Price:	1,472.20
52 Week High Index Closing Value:	2,052.99	52 Week High Index Closing Value:	1,533.08
52 Week Low Index Closing Value:	1,484.80	52 Week Low Index Closing Value:	1,265.95

August 2007	Page 2

Outperformance Securities Due September , 2008 Based on the Performance of the NASDAQ-100 Index® Relative to the S&P 500® Index

Outperformance return

The following graph plots the Outperformance Returns of the NDX Index relative to the SPX Index over rolling thirteen month periods commencing on each day in the ten year period from July 2, 1996 and to July 2, 2006.  Accordingly, each plot point in the graph below represents the Outperformance Return as calculated for the thirteen month period ending on the day related to the plot point within the ten year period commencing on August 2, 1997 and ending on August 2, 2007 (e.g. the plot point for August 2, 2007 shows the Outperformance Return for the thirteen months from July 2, 2006 to August 2, 2007).

Outperformance Return Calculated for each day from August 2, 1997 to August 2, 2007

August 2007	Page 3

Outperformance Securities Due September , 2008 Based on the Performance of the NASDAQ-100 Index® Relative to the S&P 500® Index

Key Investment Rationale

For investors who believe stocks as represented by the NDX Index will outperform the stocks as represented by the SPX Index over the thirteen month term of the securities, the securities offer a capped 300% leveraged upside on any outperformance of the NDX Index over the SPX Index, with a 300% leveraged loss of principal amount on any underperformance by the NDX Index relative to the SPX Index, subject to the minimum payment of $500 for each $1,000 stated principal amount at maturity.

Access	Provides an opportunity to express an outperformance view on the relative performance of one index over another regardless of each index's absolute performance over the term of the securities.

Best Case Scenario
The NDX Index outperforms the SPX Index and the securities redeem for a capped 300% leveraged return on the security based on the difference between the percentage performances of the NDX Index and the SPX Index.

Worst Case Scenario	The NDX Index underperforms the SPX Index by 16.67% or greater and the securities redeem for $500, the minimum payment at maturity.

Summary of Selected Key Risks (see page 10)

¡	Structure Related Risks

o	The securities offer only 50% principal protection

o	The participation rate amplifies the risk of loss

o	The payment at maturity is based on the performance of the NDX Index relative to the performance of the SPX Index

o	The minimum payment at maturity allows for a greater degree of loss than the maximum payment at maturity allows for gain

o	Investing in the securities is not equivalent to investing in the NDX Index or the SPX Index

¡	Index Related Risks

o	A number of the component stocks of the NDX Index are included in the SPX Index

o	Adjustments to the NDX Index or the SPX Index could adversely affect the value of the securities

o	You have no shareholder rights

¡	Secondary Market Related Risks

o	Market price influenced by many unpredictable factors

o	Secondary trading may be limited

o	Inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices

o	Hedging and trading activity could potentially affect the value of the securities

¡	Other Risks

o	The U.S. federal income tax consequences of an investment in the securities are uncertain

o	Economic interests of the calculation agent and other affiliates may be potentially adverse to investor interests

August 2007	Page 4

Outperformance Securities Due September , 2008 Based on the Performance of the NASDAQ-100 Index® Relative to the S&P 500® Index

Fact Sheet

The securities offered are senior unsecured obligations of Morgan Stanley, will pay no interest, offer a return of only 50% of principal at maturity and have the terms described in the preliminary pricing supplement, the prospectus supplement and the prospectus.  At maturity, an investor will receive for each $1,000 stated principal amount of securities that the investor holds, an amount in cash that may be more or less than the stated principal amount based upon the performance of the NDX Index relative to the performance of the SPX Index at maturity.  The securities are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

Expected Key Dates
Pricing date:	Issue date:	Maturity date:
August , 2007	August , 2007 (5 business days after the pricing date)	September , 2008

Key Terms
Issuer:	Morgan Stanley
Original issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
NDX Index:	NASDAQ-100 Index®
SPX Index:	S&P 500® Index
Payment at maturity:
The product of (i) $1,000 times (ii) 1 plus (x) the outperformance return times (y) the participation rate, subject to the maximum and minimum payment
If the NDX Index underperforms the SPX Index, the payment at maturity will be an amount less than the stated principal amount of each security based on 300% of that underperformance, subject to the minimum payment at maturity.
Please see “How the Outperformance Securities Work” on page 7.

Maximum payment at maturity:	$1,210 to $1,225 (121% to 122.5% of the stated principal amount), as determined on the pricing date
Minimum payment at maturity:	$500 (50% of the stated principal amount)
Participation rate:	300%
Outperformance return:
The NDX Index return less the SPX Index return
¡ If the NDX Index outperforms the SPX Index, the outperformance return will be positive
¡ If the NDX Index underperforms the SPX Index, the outperformance return will be negative

NDX Index return:	NDX Index final value – NDX Index initial value NDX Index initial value
SPX Index return:	SPX Index final value – SPX Index initial value SPX Index initial value
NDX Index initial value:	The closing value of the NDX Index as reported on Bloomberg under ticker symbol “NDX” on the pricing date
NDX Index final value:
The closing value of the NDX Index as reported on Bloomberg under ticker symbol “NDX” on the valuation date, subject to postponement for market disruption events and non-index business days as described under “Description of the Securities – Valuation Date” in the preliminary pricing supplement

SPX Index initial value:	The closing value of the SPX Index as reported on Bloomberg under ticker symbol “SPX” on the pricing date
SPX Index final value:
The closing value of the SPX Index as reported on Bloomberg under ticker symbol “SPX” on the valuation date, subject to postponement for market disruption events and non-index business days as described under “Description of the Securities – Valuation Date” in the preliminary pricing supplement

Valuation date:	September , 2008, subject to postponement for market disruption events
Risk factors:	Please see “Risk Factors” on page 10.

August 2007	Page 5

Outperformance Securities Due September , 2008 Based on the Performance of the NASDAQ-100 Index® Relative to the S&P 500® Index

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	617446Q36
Minimum ticketing size:	10 securities
Tax consideration:
Prospective investors should note that the discussion under the section called “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities issued under these preliminary terms and is superseded by the following discussion.

There is no direct legal authority as to the proper treatment of the securities, and consequently significant aspects of the tax treatment of the securities are uncertain.  Our counsel has not rendered an opinion as to the proper characterization of the securities for U.S. federal income tax purposes.  Pursuant to the terms of the securities, each investor in the securities will agree with the issuer (in the absence of an administrative determination or judicial ruling to the contrary) to characterize each security for all tax purposes as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this characterization of the securities is respected, the following U.S. federal income tax consequences should result.

·      A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to maturity, other than pursuant to a sale or exchange.
·  Upon sale, exchange or settlement of the securities at maturity, a U.S. Holder should generally recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Such gain or loss should generally be long-term capital gain or loss if the investor has held the securities for more than one year.

Please read the discussion under “Risk Factors ― Structure Specific Risk Factors” in these preliminary terms and the discussion under “United States Federal Taxation” in the accompanying pricing supplement concerning the U.S. federal income tax consequences of investing in the securities.

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the securities will be used for general corporate purposes and, in part, in connection with hedging our obligations under the securities through one or more of our subsidiaries.
On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the securities by taking long positions in the stocks underlying the NDX Index and trading short in the stocks underlying the SPX Index, by taking positions in futures contracts on the NDX Index and the SPX Index, or by taking positions in any other available securities or instruments that we may wish to use in connection with such hedging. We cannot give any assurance that our hedging activities will not affect the value of the NDX Index or the SPX Index and, therefore, that such activity may adversely affect whether the NDX Index outperforms the SPX Index, the value of the securities or the payment you will receive at maturity.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the prospectus supplement.

ERISA:	See “ERISA Matters for Pension Plans and Insurance Companies” in the accompanying prospectus supplement.
Contact:	You may contact your local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York, 10036 (telephone number (866) 477-4776 / (914) 225-7000).

This offering summary represents a summary of the terms and conditions of the securities.  We encourage you to read the preliminary pricing supplement, the prospectus supplement and prospectus related to this offering which can be accessed via the hyperlinks on the front page of this document.

August 2007	Page 6

Outperformance Securities Due September , 2008 Based on the Performance of the NASDAQ-100 Index® Relative to the S&P 500® Index

How the Outperformance Securities Work

The following graph illustrates the payout on a security at maturity for a range of hypothetical outperformance returns.  The leverage zone illustrates the leveraging effect of the participation factor.  The graph is based on the following hypothetical terms:

Stated principal amount per security:	$1,000
Participation rate:	300%
Maximum payment at maturity:	$1,217.50
Minimum payment at maturity:	$500

Payment at Maturity

The Outperformance Return
The Securities
$1,217.50 maximum payment at maturity
Upside leverage zone
$1,000 stated principal amount
Downside leverage zone
$500 minimum payment at maturfity
Payment at Maturity on the Securities
$1,300
$1,200
$1,100
$1,000
$900
$800
$700
$600
$500
$400
$300
$200
$100
$0
-100% -90% -80% -70% -60% -50% -40% -30% -20% -10% 0% 10% 20% 30% 40%
-16.67%
7.25%
21.75%
Outperformance Return

How it works

¡
If the NDX Index outperforms the SPX Index so that the NDX Index return is equal to or greater than the SPX Index return, the outperformance return will be equal to or greater than zero and an investor will realize a payment at maturity based on that outperformance return and the participation factor, subject to the maximum payment at maturity.  In the payoff diagram, an investor will realize the maximum payment at maturity at an outperformance return of 7.25%.

–	If the outperformance return is 5%, the investor would receive a 15% return, or $1,150.

August 2007	Page 7

Outperformance Securities Due September , 2008 Based on the Performance of the NASDAQ-100 Index® Relative to the S&P 500® Index

–	If the outperformance return is 25%, the investor would receive the hypothetical maximum payment at maturity of 121.75% of the stated principal amount, or $1,217.50.

¡
If the NDX Index underperforms the SPX Index so that the SPX Index return is greater than the NDX Index return, the payment at maturity will be an amount which is less than the stated principal amount based on a 3% loss of principal for each 1% of underperformance, subject to the minimum payment at maturity.

–	If the outperformance return is -5%, the investor would receive a -15% return, or $850.

–	If the outperformance return is -20%, the investor would receive the minimum payment at maturity of 50% of the stated principal amount, or $500.

Examples– Relative Index Performances

The following examples demonstrate the effect of relative performances of each of the NDX Index and SPX Index on your investment return and are based on the hypothetical terms set out on the preceding page.

	Example 1	Example 2	Example 3	Example 4	Example 5
NDX Index return:	7%	-10%	30%	15%	-10%
SPX Index return:	2%	-15%	5%	30%	10%
Amount of outperformance:	5%	5%	25%	-	-
Amount of underperformance:	-	-	-	15%	20%
Outperformance return:	5%	5%	25%	- 15%	-20%
Payment at maturity:	$1,150	$1,150	$1,217.50	$550	$500
Return on security:	15.00%	15.00%	21.75%	- 45%	-50%

In Example 1, the NDX Index has increased 7% and the SPX Index has increased 2%, giving an outperformance return of 5% (representing the difference between the performance of the NDX Index and the performance of the SPX Index).  The payment at maturity is therefore $1,150, which represents a 15.00% return on the security.

Payment at maturity = ($1,000 times [1+(5% x 300%)]), subject to the maximum payment at maturity = $1,150

In Example 2, the NDX Index has decreased 10% and the SPX Index has decreased 15%, giving an outperformance return of 5% (representing the difference between the performance of the NDX Index and the performance of the SPX Index).  The payment at maturity is therefore $1,150, which represents a 15.00% return on the security.

Payment at maturity = ($1,000 times [1+(5% x 300%)]), subject to the maximum payment at maturity = $1,150

Accordingly, even though the NDX Index has decreased over the term of the securities, it has still outperformed the SPX Index and as such, you will receive a positive return on your investment.

In Example 3, the NDX Index has increased 30% and the SPX Index has increased 5%, giving an outperformance return of 25% (representing the difference between the performance of the NDX Index and the performance of the SPX Index).  The payment at maturity is therefore the hypothetical maximum payment at maturity of $1,217.50, which represents a 21.75% return on the security.

August 2007	Page 8

Outperformance Securities Due September , 2008 Based on the Performance of the NASDAQ-100 Index® Relative to the S&P 500® Index

Payment at maturity = ($1,000 times [1+(25% x 300%)]), subject to the maximum payment at maturity = $1,217.50

Accordingly, even though the NDX Index has outperformed the SPX Index by 25%, your payment at maturity is capped by the hypothetical maximum payment at maturity of 121.75% of the stated principal amount (or $1,217.50).  You will not receive the benefit of any outperformance in excess of the maximum payment at maturity.

In Example 4, the NDX Index has increased 15% and the SPX Index has increased 30%, giving an outperformance return of -15% (representing the difference between the performance of the NDX Index and the performance of the SPX Index).  Because the NDX Index has underperformed relative to the SPX Index, the payment at maturity is therefore $550, which represents a -45% return on the security.

Payment at maturity =  ($1,000 times [1+(-15% x 300%)]), subject to the minimum payment at maturity = $550

Accordingly, even though the NDX Index has increased over the term of the securities, it has underperformed the SPX Index and as such, you will receive a payment at maturity which is less than the $1,000 stated principal amount by amount proportionate to the underperformance.

In Example 5, the NDX Index has decreased 10% and the SPX Index has increased 10%, giving an outperformance return of -20% (representing the difference between the performance of the NDX Index and the performance of the SPX Index).  The payment at maturity is therefore the minimum payment at maturity of $500, which represents a -50% return on the security.

Payment at maturity = ($1,000 times [1+(-20% x 300%)]), subject to the minimum payment at maturity = $500

The participation rate is 300%.  Accordingly, as the NDX Index underperforms the SPX Index by 20%, you will lose money on your investment at a rate of three times the rate of underperformance, subject to the minimum payment at maturity of $500, which represents a loss of 50% of your investment.

August 2007	Page 9

Outperformance Securities Due September , 2008 Based on the Performance of the NASDAQ-100 Index® Relative to the S&P 500® Index

Risk Factors

The securities are financial instruments that are suitable only for investors who are capable of understanding the complexities and risks specific to the securities.  Accordingly, investors should consult their own financial and legal advisors as to the risks entailed by an investment in the securities and the suitability of such securities in light of the investor’s particular circumstances.
The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For a complete list of risk factors, please see the accompanying preliminary pricing supplement, the prospectus supplement and the prospectus.

Structure Specific Risk Factors

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The securities only offer 50% principal protection. The terms of the securities differ from those of ordinary debt securities in that we will not pay you interest on the securities and only offer a 50% minimum payment at maturity.  Instead, at maturity you will receive for each $1,000 stated principal amount of securities that you hold an amount in cash based upon the performance of the NDX Index relative to the performance of the SPX Index.  If the NDX Index underperforms the SPX Index, you will receive an amount in cash at maturity that is less than the $1,000 stated principal amount of each security by an amount based on three times that negative outperformance return, subject to the minimum payment at maturity.

¡
The participation rate amplifies the risk of loss.  The participation rate is 300% and will amplify the effect of any underperformance.  Accordingly, if the NDX Index underperforms the SPX Index, you will lose money on your investment at a rate of three times the rate of the underperformance, or a 3% loss of principal for every 1% of underperformance.  As such, small levels of underperformance could result in a significant loss of principal, subject to the minimum payment at maturity.  You will lose 50% of your investment in the securities if the NDX Index underperforms the SPX Index by 16.67% or more.

¡
The minimum payment at maturity allows for a greater degree of loss than the maximum payment at maturity allows for gain.  The maximum payment at maturity will be equal to $1,210 to $1,225 (121% to 122.5% of the stated principal amount).  The minimum payment at maturity will be equal to $500 (50% of the stated principal amount).  Because the maximum payment at maturity allows for only a 21% to 22.5% gain while the minimum payment at a maturity allows for a 50% loss you are taking on a higher risk of loss for a lower potential gain.

¡
The payment at maturity is based on the performance of the NDX Index relative to the performance of the SPX Index. The payment at maturity is based on the performance of the NDX Index relative to the performance of the SPX Index.  Accordingly, the NDX Index must increase over the term of the securities by a greater percentage (or, if the SPX Index and the NDX Index both decrease, decrease by lower percentage) than the percentage increase (or decrease, if applicable) of the SPX Index.  If the NDX Index underperforms the SPX Index, you will lose your money on your investment even if the NDX Index has increased over the term of the securities.

¡
Investing in the securities is not equivalent to investing in the NDX Index or the SPX Index. Investing in the securities is not equivalent to investing in the NDX Index or the SPX Index or their respective component stocks.  Unlike a direct investment in the NDX Index or the SPX Index, if the NDX Index underperforms the SPX Index, you will lose money on your investment, even if the NDX Index has increased over the term of the securities.

August 2007	Page 10

Outperformance Securities Due September , 2008 Based on the Performance of the NASDAQ-100 Index® Relative to the S&P 500® Index

Index Specific Risks Factors

¡
A number of the component stocks of the NDX Index are included in the SPX Index. As of the date of the preliminary pricing supplement, 56 of the 100 component stocks of the NDX Index were also included in the SPX Index.  Accordingly, any positive performance by these stocks would contribute to the performance of the NDX Index as well as the performance of the SPX Index, thereby potentially decreasing the extent of any outperformance and your return on the securities.

¡
Adjustments to the NDX Index or the SPX Index could adversely affect the value of the securities. The Nasdaq Stock Market LLC or Standard and Poor’s may discontinue or suspend calculation or publication of the NDX Index or the SPX Index, respectively, at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued index.  MS & Co. could have an economic interest that is different than that of investors in the securities insofar as, for example, MS & Co. is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates.  If MS & Co. determines that there is no appropriate successor index on the valuation date, the payout on the securities will be an amount based on the closing prices of the stocks underlying the NDX Index or the SPX Index at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co. as calculation agent in accordance with the formula for calculating the NDX Index or the SPX Index last in effect prior to such discontinuance.

¡
You have no shareholder rights. As an investor in the securities, you will not have voting rights, the right to receive dividends or other distributions or any other rights with respect to the stocks that underlie the NDX Index or the SPX Index.

Secondary Market Specific Risk Factors

¡
Market price influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the market price of the securities, including: the value and performance of the NDX Index and the SPX Index at any time, and in particular, whether the NDX Index is outperforming or underperforming the SPX Index; changes in the volatility (frequency and magnitude of changes in values) of the NDX Index and the SPX Index; interest and yield rates in the market; geopolitical conditions and economic, financial, political and regulatory or judicial events that affect the respective stocks underlying the NDX Index and the SPX Index or stock markets generally and that may affect the closing values of the NDX Index and the SPX Index on the valuation date; the time remaining until the securities mature; the dividend rate on the respective stocks underlying the NDX Index and the SPX Index; and our creditworthiness.  Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity.

¡
Secondary trading may be limited. The securities will not be listed on any securities exchange.  There may be little or no secondary market for the warrants.  MS & Co. currently intends to act as a market maker for the securities, but it is not required to do so.  If at any time MS & Co. were to cease acting as a market maker, it is likely that there would be significantly less liquidity in the secondary market, in which case the price at which you would be able to sell your securities would likely be lower than if an active market existed.

¡
Inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase securities in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to

August 2007	Page 11

Outperformance Securities Due September , 2008 Based on the Performance of the NASDAQ-100 Index® Relative to the S&P 500® Index

the securities, as well as the projected profit included in the cost of hedging our obligations under the securities.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

¡
Hedging and trading activity could potentially affect the value of the securities.  MS & Co. and other affiliates of ours will carry out hedging activities related to the securities (and possibly to other instruments linked to the NDX Index, the SPX Index or their component stocks), including trading in the stocks underlying the NDX Index and/or trading short in the stocks underlying the SPX Index, and by taking positions in futures contracts on the NDX Index and the SPX Index as well as in other instruments related to the NDX Index and the SPX Index.  MS & Co. and some of our other subsidiaries also trade the stocks underlying the NDX Index and the SPX Index and other financial instruments related to the NDX Index and the SPX Index and the stocks underlying the NDX Index and the SPX index on a regular basis as part of their general broker-dealer and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the price of the NDX Index and/or decrease the value of the SPX Index and, as a result, could adversely affect the values at which the NDX Index and the SPX Index must close before you receive a payment at maturity that is equal to or exceeds the principal amount of the securities.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the values of the NDX Index and the SPX Index, including their performance relative to each other and, accordingly, the amount of cash you will receive at maturity.

Other Risk Factors

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The U.S. federal income tax consequences of an investment in the securities are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax considerations” in these preliminary terms and the discussion under “United States Federal Taxation” in the accompanying pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of investing in the securities.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the securities, the timing and/or character of income, gain or loss on the securities might differ from the tax treatment described in the Tax Disclosure Sections.  For example, under one characterization, U.S. Holders could be required to accrue original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.  The issuer does not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in these preliminary terms and the accompanying pricing supplement.

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Economic interests of the calculation agent and other affiliates of ours may be potentially adverse to the investors.  As calculation agent, MS & Co. will determine the NDX Index initial value, the SPX Index initial value, the NDX Index final value, the SPX Index final value, the NDX Index return, the SPX Index return, the outperformance return and calculate the payment at maturity.  Determinations made by MS & Co., in its capacity as calculation agent, including with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of any index value in the event of a discontinuance of the index, may affect the payout to you at maturity.

August 2007	Page 12

Outperformance Securities Due September , 2008 Based on the Performance of the NASDAQ-100 Index® Relative to the S&P 500® Index

Information About the Indices

The NDX Index

The NASDAQ-100 Index is a modified capitalization-weighted index of 100 of the largest non-financial companies listed on The NASDAQ Stock Market LLC.  The NASDAQ-100 Index constitutes a broadly diversified segment of the largest securities listed on The NASDAQ Stock Market LLC and includes companies across a variety of major industry groups.

The SPX Index

The S&P 500® Index, which is calculated, maintained and published by Standard & Poor’s® Corporation, consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets.  The calculation of the S&P 500® Index is based on the relative value of the float adjusted aggregate market capitalization of the 500 component companies as of a particular time as compared to the aggregate average market capitalization of the 500 similar companies during the base period of the years 1941 through 1943.

Historical Information

The following tables sets forth the high and low closing values, as well as end-of-quarter closing values, of the NDX Index and the SPX Index for each quarter in the period from January 1, 2002 through August 2, 2007.  On August 2, 2007, the index closing value of the NDX Index was 1,966.60 and the index closing value of the SPX Index was 1,472.20.  We obtained the information in the table below from Bloomberg Financial Markets, without independent verification.  The historical values of the NDX Index and the SPX Index should not be taken as an indication of future performance, and no assurance can be given as to the level of the NDX Index and the SPX Index on the valuation date.  We cannot give you any assurance that the performance of the NDX Index over the term of the securities will be greater than the performance of the SPX Index so that you will receive a payment at maturity greater than the $1,000 stated principal amount.

August 2007	Page 13

Outperformance Securities Due September , 2008 Based on the Performance of the NASDAQ-100 Index® Relative to the S&P 500® Index

NDX Index	High	Low	Period End
2002
First Quarter	1,675.03	1,348.25	1,452.81
Second Quarter	1,478.52	1,022.74	1,051.41
Third Quarter	1,060.89	832.52	832.52
Fourth Quarter	1,127.06	804.64	984.36
2003
First Quarter	1,094.87	951.90	1,018.66
Second Quarter	1,247.90	1,022.63	1,201.69
Third Quarter	1,400.13	1,207.28	1,303.70
Fourth Quarter	1,470.37	1,335.34	1,467.92
2004
First Quarter	1,553.66	1,370.04	1,438.41
Second Quarter	1,516.64	1,379.90	1,516.64
Third Quarter	1,489.57	1,304.43	1,412.74
Fourth Quarter	1,627.46	1,425.21	1,621.12
2005
First Quarter	1,603.51	1,464.34	1,482.53
Second Quarter	1,568.96	1,406.85	1,493.52
Third Quarter	1,627.19	1,490.53	1,601.66
Fourth Quarter	1,709.10	1,521.19	1,645.20
2006
First Quarter	1,758.24	1,645.09	1,703.66
Second Quarter	1,739.20	1,516.85	1,575.23
Third Quarter	1,661.59	1,451.88	1,654.13
Fourth Quarter	1,819.76	1,632.81	1,756.90
2007
First Quarter	1,846.34	1,712.94	1,772.36
Second Quarter	1,944.37	1,773.33	1,934.10
Third Quarter (through August 2, 2007)	2,052.99	1,932.06	1,966.60

August 2007	Page 14

Outperformance Securities Due September , 2008 Based on the Performance of the NASDAQ-100 Index® Relative to the S&P 500® Index

SPX Index	High	Low	Period End
2002
First Quarter	1,172.51	1,080.17	1,147.39
Second Quarter	1,146.54	973.53	989.82
Third Quarter	989.03	797.70	815.28
Fourth Quarter	938.87	776.76	879.82
2003
First Quarter	931.66	800.73	848.18
Second Quarter	1,011.66	858.48	974.50
Third Quarter	1,039.58	965.46	995.97
Fourth Quarter	1,111.92	1,018.22	1,111.92
2004
First Quarter	1,157.76	1,091.33	1,126.21
Second Quarter	1,150.57	1,084.10	1,140.84
Third Quarter	1,129.30	1,063.23	1,114.58
Fourth Quarter	1,213.55	1,094.81	1,211.92
2005
First Quarter	1,225.31	1,163.75	1,180.59
Second Quarter	1,216.96	1,137.50	1,191.33
Third Quarter	1,245.04	1,194.44	1,228.81
Fourth Quarter	1,272.74	1,176.84	1,248.29
2006
First Quarter	1,307.25	1,254.78	1,294.83
Second Quarter	1,325.76	1,223.69	1,270.20
Third Quarter	1,339.15	1,234.49	1,335.85
Fourth Quarter	1,427.09	1,331.32	1,418.30
2007
First Quarter	1,459.68	1,374.12	1,420.86
Second Quarter	1,539.18	1,424.55	1,503.35
Third Quarter (through August 2, 2007)	1,472.20	1,553.08	1,455.27

August 2007	Page 15

Outperformance Securities Due September , 2008 Based on the Performance of the NASDAQ-100 Index® Relative to the S&P 500® Index

The following graph plots the respective historical percentage performances of the NDX Index and the SPX Index for the period January 1, 2002 to August 2, 2007, using the values of the indices on January 1, 2002 as the starting point.  We obtained the information below from Bloomberg Financial Markets, without independent verification.

NDX Index Performance vs SPX Index Performance January 1, 2002 to August 2, 2007

August 2007	Page 16